Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended July 31, 2019.
The increase in over-30 day loan delinquencies as a percentage of period-end loan receivables (the “30+ delinquency rate”) at July 31, 2019 compared to the same period in the prior year is primarily due to the PayPal Credit program, including the impacts from the related purchase accounting benefit in the prior year, as well as the reclassification of loan receivables related to the Walmart portfolio to loan receivables held for sale. The loan receivables held for sale do not include certain loan receivables we believe will charge-off prior to the expected closing date of the sale of the Walmart portfolio.

The core 30+ delinquency rate(1) at July 31, 2019 increased compared to the same period in the prior year primarily due to the PayPal Credit program and the related purchasing accounting discussed above. Excluding the PayPal Credit program, the core 30+ delinquency rate at July 31, 2019 was lower than July 31, 2018 by approximately 10 basis points.

The increase in net charge-offs for the month ended July 31, 2019 compared to the same period in the prior year, is primarily due to the purchase accounting benefit in the prior year associated with the PayPal Credit program which was acquired in July 2018. The increase is in line with the outlook provided during the Company’s 2Q 2019 earnings conference call held on July 19, 2019.

	Jul 31, 2019	Jun 30, 2019	May 31, 2019	Apr 30, 2019	Mar 31, 2019	Feb 28, 2019	Jan 31, 2019	Dec 31, 2018	Nov 30, 2018	Oct 31, 2018	Sep 30, 2018	Aug 31, 2018	Jul 31, 2018

Period-end loan receivables	$82.6	$81.8	$81.5	$80.7	$80.4	$80.9	$82.6	$93.1	$90.5	$88.2	$87.5	$87.4	$87.1
Average loan receivables, including held for sale	$89.9	$89.5	$88.7	$88.2	$88.2	$90.0	$91.5	$92.0	$88.6	$87.3	$87.4	$86.9	$86.1

30+ days past due as a % of period-end loan receivables	4.4%	4.4%	4.5%	4.6%	4.9%	5.2%	5.2%	4.8%	4.9%	4.8%	4.6%	4.3%	4.1%
Adjustment to exclude Walmart portfolio(1)	(0.3)%	(0.4)%	(0.5)%	(0.5)%	(0.5)%	(0.5)%	(0.6)%	(0.3)%	(0.3)%	(0.3)%	(0.3)%	(0.3)%	(0.3)%
Core 30+ delinquency rate(1)	4.1%	4.0%	4.0%	4.1%	4.4%	4.7%	4.6%	4.5%	4.6%	4.5%	4.3%	4.0%	3.8%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale(2)	5.4%	5.4%	6.1%	6.5%	6.4%	6.1%	5.7%	5.8%	5.5%	5.3%	4.9%	4.8%	5.2%
Recovery adjustment(3)	—%	0.1%	—%	—%	(0.3)%	0.3%	—%	(0.1)%	0.1%	—%	(0.1)%	0.1%	—%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(4)	5.4%	5.5%	6.1%	6.5%	6.1%	6.4%	5.7%	5.7%	5.6%	5.3%	4.8%	4.9%	5.2%

(1) Core 30+ delinquency rate is a non-GAAP financial measure. This measure represents the Company’s 30+ days past due loan receivables as a percentage of period-end loan receivables, adjusted to exclude the delinquent accounts related to the Walmart portfolio and the effects of the reclassification of loan receivables related to the Walmart portfolio to loan receivables held for sale. The loan receivables held for sale do not include certain loan receivables we expect to charge-off prior to the sale date, leading to a temporary increase in our delinquency metrics. We believe the presentation of this measure is useful to investors as it represents the measure more indicative of the performance of our ongoing credit programs.

(2) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent greater than 95% of total period-end loan receivables at July 31, 2019, for the calendar months indicated.

	2018	2019
January	29	28
February	28	28
March	25	28
April	30	28
May	28	28
June	26	28
July	30	29
August	28	27
September	28	28
October	29	28
November	27	26
December	28	30
(3) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.

(4) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.

Exhibit 99.1